Exhibit a(2)(V)

I am excited to tell you that this morning we announced [press release] the DoJ has officially closed its investigation into our proposed acquisition of Convio. This is a huge step forward and a great accomplishment by our team. I want to thank our corporate development team, led by Charlie Cumbaa and Lance Ludman, and our legal team, led by Jon Olson and Cheryl Call, for all the work they did to get us through this monumental task. We produced hundreds of thousands of documents, as well as completed several in-person testimonies. While we have been at this for just over 3 months, these inquiries can easily go on for 6 months or more. I am proud and appreciative that our team was able to accomplish this in such a short amount of time.

Here is the expected timing, as we move to close this acquisition. The HSR waiting period does not expire until Monday, and while the we might get an early termination notice, it does not change the timing of the next steps. The next major stage is when the Tender Offer closes at midnight next Wednesday. Assuming that over 90% of the shares are offered for tender, we are able to complete a short-form merger. In that case, a close at the end of next week, and a “Day 1” — the first day we are one company — of Monday, May 7th are both possible. We will keep you updated on progress.

Please remember that while this is a huge step forward, the acquisition is not complete yet, and we cannot act as one company until it is.

Thanks for continuing to focus on our customers!

Marc

Marc E Chardon

President and Chief Executive Officer

Blackbaud, Inc.

2000 Daniel Island Drive, Charleston, SC 29492

Direct: 843.654.2000

Marc.Chardon@blackbaud.com | blackbaud.com

Forward-Looking Statements

This notification contains “forward-looking statements” relating to the acquisition of Convio by Blackbaud and the companies’ potential combined business. Those forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and actual outcomes and results could differ materially. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition and combined business will be realized. These forward-looking statements should be evaluated together with the risk factors and uncertainties that affect Blackbaud’s and Convio’s businesses, particularly those identified in their Annual Reports on Form 10-K and other filings with the U.S. Securities and Exchange Commission, or SEC. Except as might be required by law, neither company undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

Blackbaud, through its wholly owned subsidiary Caribou Acquisition Corporation, launched a tender offer for all the issued and outstanding shares of Convio common stock on January 25, 2012 and has filed with the SEC a tender offer statement on Schedule TO, as amended. Investors and Convio stockholders should read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 filed by Convio with the SEC, because they contain important information. These documents are available at no charge through the SEC’s website at www.sec.gov, from Georgeson Inc., the information agent for the offer, toll-free at (800) 868-1391 (banks and brokers call (212) 440-9800), from Blackbaud (with respect to documents filed by Blackbaud with the SEC) by going to the Investor Relations section of Blackbaud’s website at www.blackbaud.com, or from Convio (with respect to documents filed by Convio with the SEC) by going to the Investor Relations section of Convio’s website at www.convio.com.

In addition to the offer to purchase, the related letter of transmittal and other offer documents, as well as the solicitation/recommendation statement, Blackbaud and Convio file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information in the EDGAR database at the SEC website, www.sec.gov, or at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.